EXHIBIT 10.39

September 16, 2011

Michelle Gass

Dear Michelle:

As I communicated to you in your August 9, 2011 letter, the Compensation and Management Development Committee (the “Committee”) was to consider further compensation changes for you in recognition of your new role as president, Starbucks Coffee EMEA. At their September meeting, the Committee approved the changes as follows:

Salary

Effective October 3, 2011, you will be paid bi-weekly a base salary that annualizes to $490,000 USD.

Bonus

You will continue to be eligible to participate in the Executive Management Bonus Plan (EMBP). For fiscal 2012 your bonus target will be 75% of your eligible base salary. Payout will be based on achievement of objectives as approved each year by the Compensation Committee.

Stock Ownership

The Company’s executive stock ownership guidelines will continue to apply to you. Effective October 3, 2011, your minimum stock ownership level as president, Starbucks Coffee EMEA will increase from two (2) times to three (3) times your annual base salary. You will continue to have until December 1, 2013 to meet your initial two times salary requirement, and an additional year (i.e., until December 1, 2014) to meet the additional multiple of salary.

On behalf of the entire team, I wish you the very best in your new role and look forward to your continued success.

Warm regards,

/s/ Howard Schultz
Howard Schultz chairman, president and chief executive officer

cc:	partner file Kalen Holmes

I accept employment with Starbucks Corporation, and its wholly-owned subsidiaries, according to the terms set forth above.

/s/ Michelle Gass	9.21.2011
Michelle Gass	Date

Please sign and return one copy of this letter to Kalen Holmes.